Exhibit 99.1

March 2, 2011	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK, Inc. and ONEOK Partners to Present at
Barclays Capital Investment Grade Energy and Pipeline Conference

    TULSA, Okla. – March 2, 2011 -- ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will present at the Barclays Capital Investment Grade Energy and Pipeline Conference on Thursday, March 10, 2011, in New York City, at 8:15 a.m. Eastern Standard Time (7:15 a.m. Central Standard Time).

    Attending for the company will be Robert F. Martinovich, senior vice president, chief financial officer and treasurer of ONEOK and ONEOK Partners, and Curtis L. Dinan, former senior vice president, chief financial officer and treasurer of ONEOK and ONEOK Partners and current president – natural gas of ONEOK Partners.

    The materials utilized at the conference will be accessible on the ONEOK and ONEOK Partners websites, www.oneok.com, www.oneokpartners.com, on Thursday, March 10, 2011, beginning at 7 a.m. Central Standard Time.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For more information, visit the websites at www.oneokpartners.com or www.oneok.com.

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